Exhibit 21.1

SUBSIDIARIES OF W&T OFFSHORE, INC.

The subsidiaries of W&T Offshore, Inc. are listed below.

Name	State of Organization	Percent Owned
Aquasition III LLC	Delaware	100.0%
Aquasition IV LLC	Delaware	100.0%
Aquasition V LLC	Delaware	100.0%
Falcon Aero Holdco LLC	Delaware	100.0%
Falcon Aero Holdings LLC	Delaware	100.0%
Green Hell LLC	Delaware	100.0%
Seaquester LLC	Delaware	100.0%
Seaquestration LLC	Delaware	100.0%
W & T Energy VI, LLC	Delaware	100.0%
W & T Energy VII, LLC	Delaware	100.0%
White Shoal Pipeline Corporation	Delaware	73.4%